Exhibit (i)

FAX: 212 848-7179 TELEX: 667290 WUI www.shearman.com	SHEARMAN & STERLING LLP 599 LEXINGTON AVENUE NEW YORK, NY 10022-6069 212 848-4000	ABU DHABI BEIJING BRUSSELS DUSSELDORF FRANKFURT HONG KONG LONDON MANNHEIM MENLO PARK MUNICH NEW YORK PARIS ROME SAN FRANCISCO SINGAPORE TOKYO TORONTO WASHINGTON, D.C.

December 29, 2003

Fidelity Advisor Series II
82 Devonshire Street
Boston, MA 02109

Ladies and Gentlemen:

Fidelity Advisor Series II (the "Trust") is authorized to issue and sell an unlimited number of full and fractional shares of beneficial interest of Fidelity Advisor Floating Rate High Income Fund, Fidelity Advisor Government Investment Fund, Fidelity Advisor High Income Advantage Fund, Fidelity Advisor High Income Fund, Fidelity Advisor Intermediate Bond Fund, Fidelity Advisor Mortgage Securities Fund, Fidelity Advisor Municipal Income Fund and Fidelity Advisor Short Fixed-Income Fund, each a series of the Trust (the "Shares"), in the manner and on the terms set forth in Amendment Nos. 66 and 68 to the Trust's Registration Statement on Form N-1A, being filed with the Securities and Exchange Commission (File Nos. 33-6516 and 811-4707) (the "Registration Statement"), together with this opinion as an exhibit thereto.

We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of the Trust's Declaration of Trust as amended and restated to date, and its By-Laws, as currently in effect, and other documents relating to its organization and operation as we have deemed necessary and appropriate as a basis for this opinion. We have also relied upon, insofar as it relates to matters of fact, a certificate of an officer of the Trust dated December 29, 2003 certifying to certain matters which form the basis for the opinions expressed below. Furthermore, with your permission, in giving the opinions expressed herein with respect to Fidelity Advisor Government Investment Fund and Fidelity Advisor Short Fixed-Income Fund, we have relied upon an opinion, dated December 18, 1996, of Arthur S. Loring, then general counsel to Fidelity Management and Research Company. We have assumed the authenticity of all instruments and documents, and the conformity to original documents of all instruments and documents submitted to us as certified, conformed or photostatic copies. In addition, we have received a certificate dated December 8, 2003 of the Office of the Secretary of the Commonwealth of Massachusetts as updated by a letter from CT Corporation System on December 29, 2003 (the "Certificate") indicating that the Trust is in good standing under the laws of the Commonwealth of Massachusetts. We have also reviewed the Registration Statement filed as of the date of this opinion.

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the State of Delaware, which laws limit the personal liability of partners

December 29, 2003

Our opinion in paragraph 1 with regard to the valid existence of the Trust in the Commonwealth of Massachusetts, its state of organization, is based solely upon the Certificate. Our opinions expressed herein are based upon present laws and facts and in reliance on the above-referenced opinion of Arthur S. Loring.

Based upon the foregoing and in reliance thereon and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that:

1. The Trust has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts.

2. The Trust is authorized to issue an unlimited number of full and fractional Shares.

3. Subject to the continuing effectiveness of the Registration Statement and compliance with applicable state securities laws (as to either of which we express no opinion), and assuming the continued valid existence of the Trust under the laws of the Commonwealth of Massachusetts, upon the issuance of the Shares for a consideration not less than the par value thereof, if applicable, as required by the laws of the Commonwealth of Massachusetts, and for the net asset value thereof as required by the Investment Company Act of 1940, as amended, and in accordance with the terms of Amendment Nos. 66 and 68 to the Registration Statement, and each subsequent post-effective amendment to the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable. However, we note that shareholders of the Trust might, under certain circumstances, be liable for transactions effected by the Trust.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of Amendment Nos. 66 and 68 to the Registration Statement and with any state securities commission where such filing is required. We also consent to the reference to our firm as counsel in the prospectus and statement of additional information filed as a part thereof. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the Commonwealth of Massachusetts, and to the extent that any opinion herein involves the laws of the Commonwealth of Massachusetts, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the Commonwealth of Massachusetts.

Very truly yours,

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

MN/jr